       EXHIBIT 12.1 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (DOLLARS IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                                                       YEAR ENDED
                                          NINE MONTHS ENDED         ------------------------------------------------
                                    -----------------------------             DECEMBER 31,               JUNE 30,
                                    SEPTEMBER 27,   SEPTEMBER 28,   --------------------------------   -------------
                                        1997            1996         1996     1995     1994    1993    1993    1992
                                    -------------   -------------    ----     ----     ----    ----    ----    ----
Income before provision for
  national income taxes, minority
  interests in net income (loss) of
  subsidiaries, equity (income)
  loss of affiliates, and
  extraordinary items..............    $235.4          $168.2       $253.4   $152.9   $114.6   $26.1   $28.4   $(6.5)
Fixed charges......................      90.1            88.7        119.3     82.6     52.2    49.8    51.7    58.1
Distributed income of affiliates...       0.9             1.4          3.0      1.3      0.9     1.0      --      --
Minority interest expense for
  majority-owned subsidiaries with
  no fixed charges.................        --              --           --       --       --      --      --      --
                                       ------          ------       ------   ------   ------   -----   -----   -----
Earnings...........................    $326.4          $258.3       $375.7   $236.8   $167.7   $76.9   $80.1   $51.6
                                       ------          ------       ------   ------   ------   -----   -----   -----
Interest expense...................      76.6            75.9        102.8     75.5     46.7    45.6    47.8    55.2
Portion of lease expense
  representative of interest(1)....      13.5            12.8         16.5      7.1      5.5     4.2     3.9     2.9
                                       ------          ------       ------   ------   ------   -----   -----   -----
Fixed Charges......................    $ 90.1          $ 88.7       $119.3   $ 82.6   $ 52.2   $49.8   $51.7   $58.1
                                       ------          ------       ------   ------   ------   -----   -----   -----
Ratio of Earnings to Fixed
  Charges..........................      3.6x            2.9x         3.1x     2.9x     3.2x    1.5x    1.5x      --
                                       ======          ======       ======   ======   ======   =====   =====   =====
Fixed Charges in Excess of
  Earnings.........................    $   --          $   --       $   --   $   --   $   --   $  --   $  --   $ 6.5
                                       ======          ======       ======   ======   ======   =====   =====   =====
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(1) One-third of lease expense.